Sheet1

ML Variable Series Funds, Inc.
Series Number: 10
File Number: 811-3290
CIK Number: 355916
Domestic Money Market Fund
For the Period Ending: 06/30/2001

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six months ended June 30, 2001.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

01/29/2001	$ 8,000	Forrestal Funding	5.44%	04/12/2001
02/09/2001	6,000	LaSalle National Bank	5.07	02/12/2002
02/22/2001	2,739	CXC Inc Disc	5.35	04/20/2001
03/01/2001	3,285	Apreco, Inc.	5.03	05/11/2001
03/08/2001	5,000	Apreco, Inc.	5.05	05/09/2001
03/12/2001	3,500	Kitty Hawk Funding Corp.	5.06	05/10/2001
03/13/2001	4,000	Intrepid Funding	5.00	05/23/2001
03/19/2001	3,000	Apreco, Inc.	5.04	05/07/2001
03/30/2001	3,050	Edison Asset Securitiz	5.25	04/16/2001
04/04/2001	10,000	Edison Asset Securitiz	5.00	05/04/2001
04/05/2001	10,566	Edison Asset Securitiz	5.00	05/04/2001
04/09/2001	3,313	Forrestal Funding	4.79	06/08/2001
04/10/2001	5,335	Apreco, Inc.	4.72	06/14/2001
05/08/2001	10,000	Apreco, Inc.	4.06	07/06/2001
05/14/2001	1,882	Kitty Hawk Funding Corp.	4.44	05/18/2001
05/14/2001	7,159	Intrepid Funding	4.05	07/02/2001
05/15/2001	10,652	Apreco, Inc.	4.00	08/06/2001
05/21/2001	143	USAA Capital Corp.	4.02	05/24/2001
05/22/2001	5,943	Enterprise Funding Corp.	4.00	07/11/2001
06/01/2001	1,752	Edison Asset Securitiz	4.13	06/04/2001
06/11/2001	2,789	Edison Asset Securitiz	4.03	06/12/2001
06/14/2001	7,000	Delaware Funding Corp.	4.00	06/25/2001

Last Updated on 08/27/2001
By Win95 User